Exhibit 99.1
Blue River Bancshares, Inc. Announces Plans to Voluntarily Delist From NASDAQ and Deregister its Common Stock
September 4, 2007
Blue River Bancshares, Inc. (NASDAQ: BRBI) (the “Company”) today announced that its Board of Directors has approved a plan to voluntarily delist its common stock from NASDAQ and to deregister its common stock under the Securities and Exchange Act of 1934. The Company is eligible to deregister its stock because it has fewer than 300 shareholders of record.
Upon filing the Form 15, the Company’s obligation to file certain reports with the U.S. Securities and Exchange Commission (the “Commission”) including Forms 10-K, 10-Q and 8-K will immediately be suspended, as will its requirement to be subject to the Commission’s proxy rules. The Company expects that deregistration of its common stock will become effective 90 days after the date of filing the Form 15 with the Commission. While no longer required by the Commission after deregistering, the Company presently intends to provide quarterly and annual information regarding its performance through press releases which will be broadly disseminated.
The Company’s Board of Directors determined, after careful consideration, that voluntarily delisting and deregistering is in the overall best interests of the Company’s shareholders. The following factors were considered, in addition to many others, by the Board of Directors in taking this action:
•	The reduction in costs associated with the filings required by the Commission.

•	The increased costs which would have been incurred to comply with the Sarbanes-Oxley Act of 2002 and the Commission rules thereunder.

•	The Company was not able to create a strategic advantage as a result of being a public reporting company.
Russell Breeden, III, Chairman, CEO and President of the Company commented, “We believe the costs associated with being a filing company outweigh the benefits. Further, we do not believe the liquidity to purchase or sell our stock will be significantly reduced and the Company’s previously announced stock repurchase program remains in place. In fact, we still have more than 180,000 shares which can be repurchased under that program.”
The Company anticipates filing a Form 25 with the Commission on September 14, 2007 and a Form 15 on September 24, 2007.
Blue River Bancshares, Inc. is the holding company for SCB Bank which operates two divisions: Shelby County Bank, Shelbyville, Indiana and Paramount Bank in Lexington, Kentucky.
Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and potential future credit experience.
These forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of the Company’s control. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond the Company’s control and any other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.
The Company undertakes no obligation to revise these statements following the date of this press release.